Exhibit 99.1
FOR IMMEDIATE RELEASE

Cardinal Health Reports First Quarter Fiscal Year 2027 Results and Raises Outlook

•First quarter revenue increased 5% to $67.5 billion
•GAAP1 operating earnings increased 13% to $753 million; GAAP diluted EPS increased 27% to $2.38
•Non-GAAP operating earnings increased 17% to $1.0 billion; non-GAAP diluted EPS increased 28% to $3.26
•Cardinal Health raises fiscal year 2027 non-GAAP EPS guidance2 to $12.80 to $13.00, 17% to 19% growth3 from its FY26 ex-tariff refund baseline and 14% to 15% growth from reported FY26 results
•Cardinal Health completes $500 million share repurchase program in first quarter

DUBLIN, Ohio, November 5, 2026 - Cardinal Health (NYSE: CAH) today reported first quarter fiscal year 2027 revenues of $67.5 billion, an increase of 5% from the first quarter of fiscal year 2026. First quarter GAAP operating earnings increased 13% to $753 million and GAAP diluted earnings per share (EPS) increased 27% to $2.38.

First quarter non-GAAP operating earnings increased 17% to $1.0 billion. Non-GAAP diluted EPS increased 28% to $3.26, reflecting the increase in non-GAAP operating earnings, a lower share count, and a lower effective tax rate.

“Our results reflect a strong start to fiscal 2027 and demonstrate consistent execution against our strategic priorities,” said Jason Hollar, CEO of Cardinal Health. “We continue to benefit from focused investments, disciplined operations and the strength of our diversified portfolio. Given this quarter's strong performance and our updated expectations for the remainder of the year, we are raising our fiscal 2027 non-GAAP EPS outlook.”

Q1 FY27 summary

	Q1 FY27	Q1 FY26	Y/Y
Revenue	$67.5 billion	$64.0 billion	5%
Operating earnings	$753 million	$668 million	13%
Non-GAAP operating earnings	$1.0 billion	$857 million	17%
Net earnings attributable to Cardinal Health, Inc.	$554 million	$450 million	23%
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$759 million	$611 million	24%
Effective Tax Rate	19.2%	24.1%
Non-GAAP Effective Tax Rate	18.5%	21.9%
Diluted EPS attributable to Cardinal Health, Inc.	$2.38	$1.88	27%
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$3.26	$2.55	28%

Cardinal Health

Segment results

Pharmaceutical and Specialty Solutions segment

	Q1 FY27	Q1 FY26	Y/Y
Revenue	$62.6 billion	$59.2 billion	6%
Segment profit	$783 million	$667 million	17%
First quarter revenue for the Pharmaceutical and Specialty Solutions segment increased 6% to $62.6 billion, driven by brand and specialty pharmaceutical sales growth from existing customers.

Pharmaceutical and Specialty Solutions segment profit increased 17% to $783 million in the first quarter, primarily driven by contributions from brand and specialty products and positive generics program performance.

Global Medical Products and Distribution segment

	Q1 FY27	Q1 FY26	Y/Y
Revenue	$3.2 billion	$3.2 billion	—%
Segment profit	$33 million	$46 million	(28)%
First quarter revenue for the Global Medical Products and Distribution segment was approximately flat to the prior year at $3.2 billion. This was primarily driven by growth in Cardinal Health Brand, offset by lower distribution revenue.

Global Medical Products and Distribution segment profit decreased to $33 million in the first quarter, due to unfavorable distribution and foreign exchange impacts partially offset by growth in Cardinal Health Brand.

Other4

	Q1 FY27	Q1 FY26	Y/Y
Revenue	$1.8 billion	$1.6 billion	7%
Segment profit	$193 million	$166 million	16%
First quarter revenue for Other increased 7% to $1.8 billion, driven by growth across the three operating segments: Nuclear and Precision Health Solutions, at-Home Solutions, and OptiFreight Logistics.

Other profit increased 16% to $193 million in the first quarter, driven by growth across the three operating segments: OptiFreight Logistics, Nuclear and Precision Health Solutions, and at-Home Solutions.

Cardinal Health

Fiscal year 2027 outlook2

Cardinal Health is raising its fiscal year 2027 guidance for non-GAAP diluted EPS to $12.80 to $13.00, from the previous range of $12.40 to $12.60. The updated guidance reflects +17% to +19% growth3 compared to its FY26 ex-tariff refund baseline and +14% to +15% growth from reported FY26 results.

The updated guidance reflects the following increased expectations at the segment level:

•Pharmaceutical and Specialty Solutions profit growth raised to 10% to 12%, from the prior range of 8% to 11%
•Other profit growth raised to 17% to 20%, from the prior range of 15% to 18%
•Other revenue growth raised to 12% to 14%, from the prior range of 11% to 13%

The company is also updating the following assumptions for the year:

•Non-GAAP effective tax rate lowered to 18.5% to 19.5%, from the prior range of 19.0% to 20.0%
•Diluted weighted average shares outstanding of 231 million to 232 million, from the prior guidance of approximately 233 million, reflecting the timing of the $500 million accelerated share repurchase in Q1

Recent highlights
•Cardinal Health entered into a binding letter of intent to renew its pharmaceutical distribution agreements with CVS Health, reinforcing a long-standing strategic relationship and enabling continued volume growth within the Pharmaceutical and Specialty Solutions segment
•Cardinal Health anticipates completing the acquisition of AdaptHealth’s Diabetes Health business in Q3 of fiscal 2027
•Cardinal Health launches real-world evidence study INSIGHT-IBD in partnership with Eli Lilly to better understand treatment patterns and outcomes for patients with IBD in routine clinical practice
•Cardinal Health announces additional $1.0 billion in uncommitted revolving credit facilities

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. ET to discuss first quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available on the Investor Relations page for 12 months.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals and specialty products; a global manufacturer and distributor of medical and laboratory products; a supplier of home-health and direct-to-patient products and services; an operator of nuclear pharmacies and manufacturing facilities; and a provider of performance and data solutions.

Cardinal Health

Our company’s customer-centric focus drives continuous improvement and leads to innovative solutions that improve people’s lives every day. Learn more about Cardinal Health at cardinalhealth.com and in our Newsroom.

Contacts
Media: Erich Timmerman, Erich.Timmerman@cardinalhealth.com and 614.757.8231
Investors: David Frost, David.Frost@cardinalhealth.com and 614.757.7852

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.
2The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.
3Growth rates for fiscal year 2027 guidance based upon adjusted fiscal year 2026 non-GAAP diluted EPS of $10.95, which excludes the fiscal year 2026 benefit from IEEPA tariff refund.
4Other includes the following three operating segments: Nuclear and Precision Health Solutions (NPHS), at-Home Solutions and OptiFreight Logistics, which are not significant enough individually to require reportable segment disclosure.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue,” "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include our ability to manage uncertainties associated with the pricing of branded pharmaceuticals including those arising from proposed or final regulatory changes, the risk that we may fail to achieve our strategic objectives, including the successful operation of recently acquired entities and the continued execution of GMPD Improvement Plan initiatives; risks and uncertainties related to tariffs, including the risk that we may not be able to offset increased costs; risks arising from the conflict with Iran, including the risk that we may not be able to offset or forecast cost increases or that we may face supply disruptions or delays; risks associated with litigation matters, including Department of Justice investigations focused on potential violations of the Anti-Kickback Statute and False Claims Act; and the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture or other components of our generics programs. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management’s views as of November 5, 2026. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement. Forward-looking statements are aspirational and not guarantees or promises that goals, targets or projections will be met, and no assurance can be given that any commitment, expectation, initiative or plan in this report can or will be achieved or

Cardinal Health

completed. Cardinal Health provides definitions and reconciliations of non-GAAP financial measures and their most directly comparable GAAP financial measures at ir.cardinalhealth.com

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	First Quarter
(in millions, except per common share amounts)	2027	2026	% Change
Revenue	$67,513	$64,009	5%
Cost of products sold	64,917	61,690	5%
Gross margin	2,596	2,319	12%

Operating expenses:
Distribution, selling, general and administrative expenses	1,595	1,461	9%
Restructuring and employee severance	23	20
Amortization and other acquisition-related costs	182	104
Acquisition-related cash and share-based compensation costs	94	64
Impairments and (gain)/loss on disposal of assets, net	(4)	2
Litigation (recoveries)/charges, net	(47)	—
Operating earnings	753	668	13%

Other (income)/expense, net	(6)	(10)
Interest expense, net	73	80	(9)%
Impairment of equity interest in Outcomes	(2)	—
Earnings before income taxes	688	598	15%

Provision for income taxes	132	144	(8)%
Net earnings	556	454	22%

Less: Net earnings attributable to noncontrolling interests	(2)	(4)
Net earnings attributable to Cardinal Health, Inc.	$554	$450	23%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$2.39	$1.89	26%
Diluted	$2.38	$1.88	27%

Weighted-average number of common shares outstanding:
Basic	232	238
Diluted	233	239

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	September 30, 2026	June 30, 2026

Assets
Current assets:
Cash and equivalents	$5,264	$4,856
Trade receivables, net	14,542	13,815
Inventories, net	18,395	17,297
Prepaid expenses and other	2,781	2,764
Assets held for sale	8	21
Total current assets	40,990	38,753

Property and equipment, net	2,999	3,031
Goodwill and other intangibles, net	13,689	13,631
Other assets	1,866	1,884
Total assets	$59,544	$57,299

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$40,937	$38,283
Current portion of long-term obligations and other short-term borrowings	1,886	1,882
Other accrued liabilities	3,503	3,739
Total current liabilities	46,326	43,904

Long-term obligations, less current portion	6,929	7,004
Deferred income taxes and other liabilities	9,155	9,115

Total shareholders’ deficit	(2,866)	(2,724)
Total liabilities and shareholders’ deficit	$59,544	$57,299

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	First Quarter
(in millions)	2027	2026
Cash flows from operating activities:
Net earnings	$556	$454

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	247	233
Impairments and (gain)/loss on sale of other investments, net	16	5
Impairment and (gain)/loss on sale of equity interest in Outcomes, net	(2)	—
Impairments and (gain)/loss on disposal of assets, net	(4)	2
Share-based compensation	109	93
Provision for bad debts	14	13
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
Increase in trade receivables	(734)	(539)
Increase in inventories	(1,171)	(736)
Increase in accounts payable	2,653	2,147
Repurchases of liability-classified Specialty Alliance Units	(4)	(16)
Other accrued liabilities and operating items, net	(282)	(683)
Net cash provided by operating activities	1,398	973

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(149)	(41)
Additions to property and equipment	(157)	(108)
Proceeds from investments	34	9
Proceeds from disposal of property and equipment	15	—
Other investing items, net	6	(2)
Net cash used in investing activities	(251)	(142)

Cash flows from financing activities:
Proceeds from long-term obligations, net of issuance costs	—	989
Reduction of long-term obligations	(11)	(512)
Payments to noncontrolling interests, net	(3)	(3)
Net tax withholding from share-based compensation	(102)	(80)
Dividends on common shares	(126)	(129)
Purchase of treasury shares	(500)	(375)
Net cash used in financing activities	(742)	(110)

Effect of exchange rates changes on cash and equivalents	3	(2)

Net increase in cash and equivalents	408	719
Cash and equivalents at beginning of period	4,856	3,874
Cash and equivalents at end of period	$5,264	$4,593

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

	First Quarter

	Pharmaceutical and Specialty Solutions		Global Medical Products and Distribution		Other
(in millions)	2027	2026	2027	2026	2027	2026
Revenue
Amount	$62,582	$59,205	$3,190	$3,184	$1,764	$1,641
Growth rate	6%	23%	—%	2%	7%	38%

Segment profit
Amount	$783	$667	$33	$46	$193	$166
Growth rate	17%	26%	(28)%	N.M.	16%	60%
Segment profit margin	1.25%	1.13%	1.03%	1.44%	10.94%	10.12%

The sum of the components and certain computations may reflect rounding adjustments.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

									Net
									Earnings
		Gross				Operating	Earnings		Attributable		Net			Diluted
		Margin		SG&A2		Earnings	Before	Provision for	to Non-		Earnings[3]	Effective		EPS[3]
(in millions, except per common share amounts)	Gross	Growth		Growth	Operating	Growth	Income	Income	Controlling	Net	Growth	Tax	Diluted	Growth
	Margin	Rate	SG&A2	Rate	Earnings	Rate	Taxes	Taxes	Interests	Earnings[3]	Rate	Rate	EPS[3]	Rate
	First Quarter 2027
GAAP	$2,596	12%	$1,595	9%	$753	13%	$688	$132	$(2)	$554	23%	19.2%	$2.38	27%
Restructuring and employee severance	—		—		23		23	6		17			0.07
Amortization and other acquisition-related costs	—		—		182		182	48		134			0.57
Acquisition-related cash & share-based compensation costs	—		—		94		94	5		89			0.38
Impairments and (gain)/loss on disposal of assets, net	—		—		(4)		(4)	(1)		(3)			(0.01)
Litigation (recoveries)/charges, net	—		—		(47)		(47)	(16)		(31)			(0.13)
Impairment of equity interest in Outcomes	—		—		—		(2)	(1)		(1)			—
Non-GAAP	$2,596	12%	$1,595	9%	$1,001	17%	$934	$173	$(2)	$759	24%	18.5%	$3.26	28%
	First Quarter 2026
GAAP	$2,319	22%	$1,461	14%	$668	18%	$598	$144	$(4)	$450	8%	24.1%	$1.88	11%
Restructuring and employee severance	—		—		20		20	5		15			0.06
Amortization and other acquisition-related costs	—		—		104		104	30		74			0.31
Acquisition-related cash & share-based compensation costs	—		—		64		64	1		63			0.26
Impairments and (gain)/loss on disposal of assets, net	—		—		2		2	1		1			—
Litigation (recoveries)/charges, net	—		—		—		—	(8)		8			0.03
Non-GAAP	$2,318	22%	$1,461	14%	$857	37%	$788	$173	$(4)	$611	33%	21.9%	$2.55	36%
1 For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2 Distribution, selling, general and administrative expenses.
3 Attributable to Cardinal Health, Inc.
The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 6
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation - GAAP Cash Flow to Non-GAAP Adjusted Free Cash Flow

	First Quarter
(in millions)	2027	2026
GAAP - Cash Flow Categories
Net cash provided by operating activities	$1,398	$973
Net cash used in investing activities	(251)	(142)
Net cash used in financing activities	(742)	(110)
Effect of exchange rates changes on cash and equivalents	3	(2)
Net increase in cash and equivalents	$408	$719

Non-GAAP Adjusted Free Cash Flow
Net cash provided by operating activities	$1,398	$973
Repurchases of liability-classified Specialty Alliance Units	4	16
Additions to property and equipment	(157)	(108)
Payments related to matters included in litigation (recoveries)/charges, net	338	404
Non-GAAP adjusted free cash flow	$1,583	$1,285
For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:
•LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.
•State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals due to changes in estimates or when the underlying assessments were invalidated by a Court or reimbursed by manufacturers.
•Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business and include, but are not limited to, costs related to divestitures, closing and consolidating facilities, changing the way we manufacture or distribute our products, moving manufacturing of a product to another location, changes in production or business process outsourcing or insourcing, employee severance, and realigning operations.
•Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets and amortization as a result of basis differences in equity method investments are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current, and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity, and size of acquisitions.
•Acquisition-related cash and share-based compensation costs are incurred in connection with contingent cash payments or the issuance of share-based payment awards, which include service requirements, as a part of certain physician practice acquisitions. These costs include fair value adjustments for liability-classified awards. These costs are excluded because they are unrelated to the underlying operating results of our business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. In addition, the magnitude of these expenses is significantly impacted by the timing and size of the acquisitions of physician practices.
•Impairments and gain or loss on disposal of assets, net are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current, and forecasted financial results.
•Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.
•Impairment of equity interest in Outcomes was incurred in connection with the observed reduction in the estimated fair value of the Outcomes business in fiscal 2026 as a result of the majority shareholder decision to sell the Outcomes business, of which we held a 16 percent equity interest. We exclude this impairment from non-GAAP results as impairments of unconsolidated equity investments of this magnitude do not occur in the normal course of our ongoing business operations. This impairment is similar in nature to a gain or loss on the divestiture of a majority interest, which we also exclude from non-GAAP results, including the gain recognized on our initial divestiture of the Outcomes business in fiscal 2024. The exclusion of this impairment from non-GAAP financial measures facilitates comparison of our current financial results to our historical financial results. For the three months ended September 30, 2026, we recognized a gain in connection with the completion of the sale of the Outcomes business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Non-GAAP adjusted free cash flow: We provide this non-GAAP financial measure as a supplemental metric to assist readers in assessing the effects of items and events on our cash flow on a year-over-year basis and in comparing our performance to that of our peer group companies. In calculating this non-GAAP metric, certain items are excluded from net cash provided by operating activities because they relate to significant and unusual or non-recurring events and are inherently unpredictable in timing and amount. We believe adjusted free cash flow is important to management and useful to investors as a supplemental measure as it indicates the cash flow available for working capital needs, debt repayments, dividend payments, share repurchases, strategic acquisitions, or other strategic uses of cash. A reconciliation of our GAAP financial results to Non-GAAP adjusted free cash flow is provided in Schedule 6 of the financial statement tables included with this release.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2027 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $1.79 to $8.44, which includes a $6.97 charge related to the goodwill impairment charge for the GMPD segment in fiscal 2022.

Definitions
Growth rate calculation: growth rates in this report are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Interest and Other, net: other (income)/expense, net plus interest expense, net.
Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general, and administrative expenses).
Segment Profit margin: segment profit divided by segment revenue.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits).
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding state opioid assessment related to prior fiscal years.
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) acquisition-related cash and share-based compensation costs, (6) impairments and (gain)/loss on disposal of assets, net, and (7) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) acquisition-related cash and share-based compensation costs, (6) impairments and (gain)/loss on disposal of assets, net, (7) litigation (recoveries)/charges, net, and (8) impairment of equity interest in Outcomes.
Non-GAAP net earnings attributable to non-controlling interests: net earnings attributable to non-controlling interests excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) acquisition-related cash and share-based compensation costs, (6) impairments and (gain)/loss on disposal of assets, net, (7) litigation (recoveries)/charges, net, and (8) impairment of equity interest in Outcomes, each net of tax.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) acquisition-related cash and share-based compensation costs, (6) impairments and (gain)/loss on disposal of assets, net, (7) litigation (recoveries)/charges, net, and (8) impairment of equity interest in Outcomes, each net of tax.
Non-GAAP effective tax rate: provision for income taxes adjusted for the tax impacts of (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) acquisition-related cash and share-based compensation costs, (6) impairments and (gain)/loss on disposal of assets, net, (7) litigation (recoveries)/charges, net, and (8) impairment of equity interest in Outcomes, divided by (earnings before income taxes adjusted for the items above).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.
Non-GAAP adjusted free cash flow: net cash provided by operating activities plus repurchases of liability-classified Specialty Alliance Units, less payments related to additions to property and equipment, excluding settlement payments and receipts related to matters included in litigation (recoveries)/charges, net, as defined above, or other significant and unusual or non-recurring cash payments or receipts.